Regency Energy Partners Announces $47 Million Expansion
in Haynesville Shale

Pipeline Extends Project Into Most Active Area of Shale Play

DALLAS September 14, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), Alinda Capital Partners LLC (“Alinda”) and GE Energy Financial Services announced today plans to construct a $47 million pipeline extension of the Haynesville Expansion Project in  North Louisiana to increase capacity on the Regency Intrastate Gas System (“RIGS”).  The extension – called the Red River Lateral – will add approximately 100,000 MMbtu/d of capacity to the current project, bringing the total project capacity to approximately 1.2 Bcf/d.

“The rapid development of the Haynesville Shale has accelerated our growth opportunities around the RIGS system,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “The Red River Lateral expands our reach deeper into the sweet spot of the Haynesville Shale and strategically positions the pipeline for further growth to meet rising producer needs.  We believe this is the first of several opportunities to extend the Haynesville Expansion Project.”

The Red River Lateral will add approximately 12.5 miles of 36-inch pipe to the Haynesville Expansion Project and will reach further southwest to the west side of the Red River into Red River Parish, Louisiana, an area considered to be one of the richest and most active in the Haynesville Shale.

All of the approximately 100,000 MMbtu/d of incremental capacity on the Red River Lateral has been contracted and 75,000 MMbtu/d of additional capacity on the existing Haynesville Expansion Project has been contracted as well.  With the exception of a small amount of the capacity currently reserved for operational flexibility, the 1.2 Bcf/d of capacity is fully subscribed.  The expansions are underwritten by firm transportation agreements with 10-year terms, and approximately 85 percent of projected revenues will come from reservation fees.

The $47 million Red River Lateral will be funded by each of the partners of the joint venture that owns RIGS in accordance with their ownership percentages.  Regency has a 43 percent general partnership interest in the joint venture, while Alinda, and an affiliate of GE Energy Financial Services have a 50 percent and a 7 percent general partnership interest, respectively.

“Once the project is in service, the joint venture intends to pursue debt financing for future development around the RIGS system,” Kelley added.

Construction of the Haynesville Expansion Project began May 1, 2009, and is on budget and on schedule to meet the planned in-service date of December 31, 2009.  Construction on the 46 miles of 36-inch pipeline is mechanically complete and is now being commissioned, and construction on the 75 miles of 42-inch pipeline began in late June.  Construction of the Red River Lateral is expected to begin this month, and is projected to be in service by the end of the year.

About Regency Energy Partners

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at .

About Alinda Capital Partners LLC

Alinda Capital Partners LLC is the largest manager of pension assets for infrastructure investments in the United States, and the third largest in the world, with approximately $6 billion in capital commitments. Alinda’s investors are predominantly pension funds for public sector and private sector workers and include some of the largest institutional investors in the world. Alinda has ownership interests in airports, ports, roads, rail, gas distribution and transmission, water and wastewater, and other infrastructure assets that provide essential services to communities, governments and businesses.  Alinda’s portfolio companies serve over 160 million customers annually and employ over 245,000 people. For more information, visit .

About GE Energy Financial Services

GE Energy Financial Services’ experts invest globally with a long-term view, backed by the best of GE’s technical know-how, financial strength and rigorous risk management, across the capital spectrum, in one of the world’s most capital intensive industries, energy. GE Energy Financial Services helps its customers and GE grow through new investments, strong partnerships and optimization of its more than $22 billion in assets. GE Energy Financial Services is based in Stamford, Connecticut, USA. For more information, visit www.geenergyfinancialservices.com.

About GE

GE (NYSE: GE) is a diversified global infrastructure, finance and media company that is built to meet essential world needs. From energy, water, transportation and health to access to money and information, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com. GE is Imagination at Work.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering, processing, transportation and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

Specifically, the success of Regency’s Haynesville Expansion Project is subject to the successful exploration and development of the Haynesville Shale, a new and emerging natural gas play. The results of producers’ exploratory drilling in new or emerging plays, such as the Haynesville Shale, are more uncertain than drilling results in areas that are developed and have established production.   Since the Haynesville Shale has limited production history, past drilling results in this area will be of limited help in predicting future drilling results in the area.  To the extent that producers in the area are unable to execute their exploratory drilling and development plans in this area, the return on Regency’s investment from this project may not be as attractive as originally anticipated.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:
Investor Relations:
Shannon Ming
Vice President, Investor Relations and Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners, For Regency Energy
972-716-0500 x26
elizabeth.cornelius@hck2.com

Chris Beale
Alinda Capital Partners LLC
212-838-6403

Christa Bowers
GE Energy Financial Services
203-961-2934